Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES OPERATIONS UPDATE

Monday June 30, 8:00 am ET

DENVER — June 30/PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (Amex: KOG - News), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today provided an interim operations update.

Vermillion Basin—Wyoming

Vermillion Basin drilling activities to further evaluate the Baxter shale at an approximate depth of 10,000 feet to 13,000 feet are scheduled to commence during the third quarter of 2008.  Kodiak’s 2008-2009 Vermillion Basin activities are part of the Vermillion Basin Exploration Agreement entered into with Devon Energy during the first quarter of 2008.  A possible two- to three-rig program is being contemplated by the operator in order to complete drilling prior to winter leasehold stipulations on certain of the federal lands.  Kodiak initially estimates that its share of 2008 capital expenditures in the Vermillion Basin could range from $1 million to $3 million.  Kodiak currently has approximately 41,200 gross and 17,000 net acres under lease and can earn additional interest through existing farm-in agreements.

Initial exploration efforts will be focused on two specific areas: the Horseshoe Basin Unit located on the western edge of Kodiak’s acreage and the Coyote Flats Federal Unit, formerly the Chicken Ranch Unit, located on the northern edge.

Horseshoe Basin Unit

The companies plan to drill two vertical wells and one horizontal well employing redesigned drilling and completion techniques in an effort to minimize reservoir damage and improve production rates.  These wells will further delineate the play’s areal extent as they offset the HB #5-3 well drilled and completed by Kodiak in late 2007.  The Horseshoe Basin Unit comprises approximately 9,300 Kodiak gross acres (4,100 net acres).

Construction of nine miles of pipeline to connect the HB #5-3 well to sales should commence during the third quarter 2008.  There have been some delays in the well connection as the companies are attempting to optimize midstream infrastructure in the Horseshoe Basin Unit for this well and additional wells scheduled to be drilled in the Unit.  Production from the HB #5-3 well is projected to commence during the 4th quarter.

Coyote Flats Federal Unit

On the northern portion of Kodiak’s leasehold, in the recently created Coyote Flats Federal Unit, Devon and Kodiak are planning to drill one vertical well and one horizontal well.  The horizontal well will directly offset the State Federal #4-36 well drilled by Kodiak in 2006.  The State Federal #4-36 had significant gas shows during drilling and the initial completion stages.  However, during the completion work the well encountered significant mechanical problems and the deeper zones were abandoned as casing collapsed and only the upper zones are producing.  Coyote Flats Federal Unit comprises approximately 24,100 Kodiak gross acres (8,400 net).

Williston Basin—Montana and North Dakota

Dunn County, N.D.

In the prolific Bakken shale oil play, Kodiak controls leasehold in Dunn County, N.D. on the Fort Berthold Indian Reservation.  At June 20, 2008, Kodiak had approximately 55,665 gross and 32,900 net acres under lease, with 4,800 net acres still pending.  Kodiak operates all of its leasehold on the reservation excepting an approximate 7,500 net acres that are in a participating area previously established with Hunt Petroleum, which has recently been acquired by XTO Energy, subject to closing in September 2008.  Leasing activity remains brisk in the Bakken play, with a recent Bureau of Land Management (BLM) land sale netting record per-acre prices in several North Dakota counties prospective for oil potential from the middle Bakken that is charged from oil generated from the Bakken shales above and below the middle member.  Kodiak continues to opportunistically add to its leasehold position in core Dunn County operating areas.

Construction of the drill site for Kodiak’s initial Bakken well, the Tall Bear #16-15H well, is expected to be completed this week.  While Kodiak operations personnel continue to seek a sub-contracted drilling rig for one well, robust Williston activity is resulting in very tight rig availability.  It is likely that the Company will opt to wait to take delivery of its new-build drilling rig which is currently scheduled for a September 2008 on-time delivery.  In anticipation of its 2008 Bakken drilling program, Kodiak recently purchased the required tubular products for seven horizontal Bakken wells.  The pipe is expected to be delivered early in the third quarter of 2008.  The Company also signed a contract for a second Unit Corporation new-build rig to be delivered late in the first quarter of 2009.

Kodiak’s exploration team is working with regulatory agencies to assemble an inventory of drilling permits to allow both drilling rigs to operate continuously.  The Company recently received a Finding of no Significant Impact (FONSI) approval on two drilling permits, which are currently undergoing the customary 30-day comment period.  Surveying has been completed and the scoping period has begun on two additional drill pads, with Environmental Assessments (EA) to follow.  In an effort to minimize surface disturbance and to eliminate certain construction costs, each drill pad will provide two well sites for wells to be drilled in the opposite direction.

McKenzie County, N.D.

During the first half of 2008, Kodiak embarked upon a three-well workover program to improve production on three Bakken producers.  Initial fracture stimulation operations have been completed on the Grizzly Federal #4-11, originally completed in 2007, and the well is currently flowing back frac fluid.  The Grizzly Federal #13-6 underwent re-frac operations and is also being flowed back.  The remaining well, the Grizzly Federal #1-27 is scheduled to undergo a re-frac early in July 2008.

Sheridan County, Mont.

Kodiak is preparing to drill two wells (KOG operates; 37.5% WI) which will test the productive potential of the Red River Formation.  These two locations were identified from a 3-D survey completed in late 2007.  Drilling is scheduled to commence in the second half of 2008 depending upon rig availability.

Management Comments

Kodiak President and CEO Lynn Peterson said: “Both of our core areas are advancing and we expect activity in the third quarter that will continue to ramp up throughout the balance of the year in both areas.  The Bakken play is a very prolific resource play that covers several townships in our core area.  Recent results from wells drilled and completed on acreage in close proximity to our Bakken leasehold have been very encouraging.  Our leasehold which currently yields approximately sixty locations on 640-acre spacing offers an opportunity to change Kodiak’s production profile as we move into 2009 and beyond.  We believe our two contracted rigs will allow us to effectively explore our acreage within the primary term of the leases.  We are working together with our regulatory bodies and have seen continued improvement in turnaround times and processing efficiencies from these agencies.  We believe that this trend is likely to continue allowing us to keep a number of permits out in front of each of our rigs as we move beyond 2008.  While the Vermillion Basin play has not had the recent publicity of other shale plays, we remain quite optimistic about the resource potential from the play.  Sharing exploratory concepts with Devon and exploiting their vast experience gained from other shale plays, should help us further define the play’s economic viability.  We have continued to methodically develop both of these plays in a manner that will create shareholder value and develop long term production opportunities for Kodiak.  The next six months of 2008 should be an exciting time for the Company as we begin an active drilling program.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit http://www.kodiakog.com.  The Company’s common shares are listed for trading on the American Stock Exchange “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.